Exhibit 21

List of Subsidiaries

NAME	STATE OR JURISDICTION OF ORGANIZATION
DisplayLink (UK) Limited	United Kingdom
Synaptics Japan GK	Japan
Synaptics Holding GmbH	Switzerland
Synaptics Hong Kong Limited	Hong Kong
Synaptics LLC	Delaware